[Letterhead of ComVest Capital, LLC]

May 13, 2009
ClearPoint Business Resources, Inc.
1600 Manor Drive, Suite 110
Chalfont, PA  18914

Re:  Waiver Letter

Dear Sirs:

Reference is made to the Revolving Credit and Term Loan Agreement dated as of June 20, 2008 (the “Loan Agreement”) by and between ComVest Capital, LLC (the “Lender”) and ClearPoint Business Resources, Inc. (the “Borrower”).  All capitalized terms used herein without definition have the respective meanings ascribed to them in the Loan Agreement.

The Borrower has advised the Lender that the Borrower is in default of payments required to be made under the Borrower’s outstanding Amended and Restated Promissory Note issued to Blue Lake Rancheria (the “Blue Lake Note”), totaling approximately $572,743.84, and that the Borrower proposes to make such payments through the delivery of 900,000 shares of Common Stock pursuant to the Escrow Agreement dated as of April 14, 2008.  Such continuing payment defaults under the Blue Lake Note constitute an event of default under the Blue Lake Note and an Event of Default under Section 7.01(e) of the Loan Agreement.

Effective May 1, 2009, the Lender hereby waives (i) such Event of Default and any other Event of Default consisting or arising out of the aforedescribed event of default under the Blue Lake Note and (ii) all remedies available to the Lender as a result of the Event of Default, provided that such payments due under the Blue Lake Note are paid solely in shares of Common Stock.

This waiver is effective only in the specific instance, and is not to be construed as a waiver of (or agreement to waive) any Event of Default unrelated to the event of default under the Blue Lake Note.

Very truly yours, COMVEST CAPITAL, LLC

By:	/s/ Norm Stayton
Name: Norm Stayton
Title: Senior Vice President

Acknowledged, Confirmed and Agreed To: CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ John G. Phillips
Name: John G. Phillips
Title: CFO